As filed with the Securities and Exchange Commission on June 15, 2001
SEC Registration No. 333-56046

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM SB-2/A-2
AMENDMENT 2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHADOWS BEND DEVELOPMENT, INC.
(Name of small business issuer in its charter)

NEVADA                              8051                         87-0617649
(State or other          (Primary Standard Industrial     (I.R.S. Employer
jurisdiction of           Classification Number)           Identification No.)
incorporation or
organization)

200 LAFAYETTE STREET, SUITE 750, BATON ROUGE, LA 70801
(225) 343-7811
(Address and Telephone Number of Principal Executive Offices)

200 LAFAYETTE STREET, SUITE 750, BATON ROUGE, LA 70801
(Address of Principal Place of Business)

MICHAEL W. SCIACCHETANO, PRESIDENT
200 LAFAYETTE STREET, SUITE 750, BATON ROUGE, LA 70801
(225) 343-7811
(Name, Address and Telephone Number of Agent for Service)

     Copies to:

          Ronald N. Vance, Esq.
          57 West 200 South
          Suite 310
          Salt Lake City, UT 84101
     (801) 359-9300
     (801) 359-9310 - FAX

     Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
or the same offering. [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule
434, check the following box. [   ]

                    CALCULATION OF REGISTRATION FEE

Title of Each               Proposed          Proposed
Class of                    Maximum           Maximum
Securities     Amount       Offering          Aggregate     Amount of
to be          to be        Price             Offering      Registration
Registered     Registered   Per Unit(1)       Price(1)      Fee (1)

Common Stock
$.001 par value
per share        551,942     $1.00          $551,942          $138

     (1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.  Since there is no market for the shares, this amount is estimated based upon the anticipated offering price per share of $1.00.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS

SUBJECT TO COMPLETION, DATED JUNE 15, 2001
The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.
This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SHADOWS BEND DEVELOPMENT, INC.
551,942 Common Shares

     We are registering for resale 551,942 shares to be offered by selling security holders.  Our shares are not listed on any national securities exchange or the Nasdaq Stock Market.  We have agreed to keep this prospectus current for a maximum period of six months, or until all of the shares are resold by the selling security holders, whichever shall first occur.  The maximum period for this prospectus may also be reduced with the consent of the selling security holders who have not sold all of their shares at that time.
Offers and sales of these shares will cease upon the earlier of the events listed.

     The sale of the shares by the selling security holders may be effected from time to time in transactions in the over-the-counter market or in negotiated transactions or otherwise.  The selling security holders may effect these transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the selling security holders or to broker-dealers who may purchase the securities as principals and thereafter sell the securities from time to time in the over-the-counter market, if any, in negotiated transactions or otherwise.

     Our shares are subject to Rule 15g-9 under the Exchange Act.  That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities designated as "penny stocks" to persons other than established customers and institutional accredited investors.  The SEC's regulations define a "penny stock" to be any equity security that has a market price less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  Currently our stock is a penny stock.  For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale.

     This Offering Is Highly Speculative and Involves Special Risks Concerning
the Company and its Business.  See "Risk Factors" beginning on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus.  Any representation to the contrary is a criminal offense.

________, 2001

TABLE OF CONTENTS

                                                                                     Page
PROSPECTUS SUMMARY                                                                      1
RISK FACTORS                                                                            2
We do not have firm arrangements for funding for construction or operation of our first facility and do not have existing sources to secure this funding2
Our key management personnel, consisting of Michael W. Sciacchetano, Alvin
Gautreaux, and Michael Geissler,  do not have employment agreements with us and do not devote all their time to commencing the principal operations of our
company                                                                                 3
Our financial statements for the year ended December 31, 2000, and the report of the auditor of these financial statements, contain a going concern
paragraph                                                                               3
Our shares are covered by the Penny Stock Rule which could limit the liquidity of our outstanding shares should a market for our stock be established in the
future                                                                                  3
Medical breakthroughs or cures for Alzheimer's disease or other dementia disorders could eliminate the need for the type of facilities we plan to
construct and operate                                                                   4
FORWARD LOOKING STATEMENTS                                                              4
MANAGEMENT'S PLAN OF OPERATIONS                                                         4
BUSINESS                                                                                6
PRINCIPAL SHAREHOLDERS                                                                 21
MANAGEMENT                                                                             22
CERTAIN TRANSACTIONS                                                                   24
MARKET INFORMATION                                                                     25
SHARES ELIGIBLE FOR FUTURE SALE                                                        26
SELLING SECURITY HOLDERS                                                               27
PLAN OF DISTRIBUTION                                                                   28
DESCRIPTION OF SECURITIES                                                              28
DIVIDEND POLICY                                                                        29
LEGAL MATTERS                                                                          29
EXPERTS                                                                                29
FINANCIAL STATEMENTS                                                                   29

PROSPECTUS SUMMARY

Our Company

     We are a startup company.  We have acquired approximately six acres of land in Baton Rouge, Louisiana, on which we intend to construct and operate a
36-bed resident care facility for persons afflicted with Alzheimer's or other related dementia diseases.

     Our principal executive offices are located at 200 Lafayette Street,
Suite 750, Baton Rouge, LA 70801, and our telephone number at these offices is
(225) 343-7811.

The Offering

Securities offered 551,942 shares are being offered for resale by three of our shareholders, namely Howard M. Oveson, who is offering to sell 548,192 shares, the estate of Frank A. Morbeck, which is offering to sell 2,500, and Marilyn
White, who is offering to sell 1,250 shares.  The reason for this offering is that the selling shareholders may only resell their shares through a registered offering since they were acquired when we were a blank check company.

Shares outstanding at
February 20, 2001 10,000,578; no additional shares will be issued by us in this offering.

Proceeds from the offering We will not realize any proceeds from the sale of shares by the selling security holders in this offering

Expenses of the offering The expenses of this offering are estimated to be approximately $35,000.  One of the selling stockholders has agreed to pay the state and federal registration fees, legal fees, edgarizing and printing costs, and the transfer agents fees, which are estimated to be $24,938 of the total estimated costs.

Risk Factors This offering is subject to the following risk factors:

     - we do not have the approximately $3 million needed to commence construction of our first facility and we do not currently have sources for this funding;

     - we do not have a specific timetable within which we will begin construction;

     - we anticipate incurring operating and net losses for the foreseeable future;

     - we have an accumulated deficit at March 31, 2001, of ($389,479);

     - our financial statements contain a going concern opinion; and

     - there is no market for our stock.

     The following summary financial information has been derived from our consolidated financial statements which appear later in this prospectus and should be read in conjunction with those consolidated financial statements and related notes.

                                   For the Three          For the year
                                   Months Ended           ended December 31
                                   March 31, 2001         2000
          (Unaudited)
Consolidated Statement
of Operations Data:

Revenues                              $--                    $--
Total expenses                         8,954                    95,525
Net loss                              (8,954)                  (95,525)
Loss per share                         Nil                       (0.03)

Consolidated Balance Sheet Data:

Current assets                         --                       $1,051
Total assets                       1,050,000                 1,051,051
Current liabilities                   87,559                    80,376
Stockholders' equity                 662,414                   670,675

RISK FACTORS

- We do not have firm arrangements for funding for construction or operation of our first facility and do not have existing sources to secure this funding.

We estimate that the cost to construct and furnish our first facility will be approximately $3,063,876 and that to operate the facility for the first twelve months we will need approximately $847,536.  Without these funds we cannot commence our principal operations.  We have no assurances from, or binding agreements with, anyone that they will furnish this funding to us.

- Our key management personnel, consisting of Michael W. Sciacchetano,
Alvin Gautreaux, and Michael Geissler,  do not have employment agreements with us and do not devote all their time to commencing the principal operations of our company.

We are significantly dependent upon the services of our present management to obtain the necessary funding to commence our business operations, none of whom have employment agreements or other contracts which would prevent them from competing with us if they decided to leave our company.  Without these persons, it would be extremely difficult, if not impossible, to complete and operate the first facility, and to construct and operate future facilities.
Also, because we do not have sufficient operating funds, they each have other employment commitments which prevent them from devoting their full time to our company.  When principal operations commence, we anticipate that each of our key management personnel will devote substantially his full-time efforts to our company.

- Our financial statements for the year ended December 31, 2000, and the report of the auditor of these financial statements, contain a going concern paragraph.

For the year ended December 31, 2000, we sustained losses of ($95,525) and current liabilities exceeded current assets by $79,325.  Most of these losses are due to the startup costs of our business.  There is no assurance that we will be able to continue as a going concern without additional funds to construct and operate the first facility until it is profitable, if it ever does become profitable, of which there is no assurance.

- Our shares are covered by the Penny Stock Rule which could limit the liquidity of our outstanding shares should a market for our stock be established in the future.

Our shares are subject to Rule 15g-9 under the Exchange Act, which may affect the ability of broker-dealers to sell our shares and may  affect the ability of holders to sell their shares in the secondary market.  That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities designated as "penny stocks" to persons other than established customers and institutional accredited investors.  The SEC's regulations define a "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  Initially our stock will be a penny stock.  We cannot assure you that our shares will ever qualify for exemption from these restrictions. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale.

- Medical breakthroughs or cures for Alzheimer's disease or other dementia disorders could eliminate the need for the type of facilities we plan to construct and operate.

Medical science is actively working on a cure for Alzheimer's disease and other dementia disorders.  If science were to discover a cure or develop drugs which could prevent these disorders, the need for the services which we intend to provide would be largely unneeded and our ability to continue as a business would be jeopardized.  Since our proposed facilities are designed specifically for persons with these types of disorders, it would be difficult and very costly to convert the facilities for persons with other disorders which might be delivered in a skilled nursing or other facility for the elderly or incompetent.

FORWARD LOOKING STATEMENTS

     This prospectus contains statements that plan for or anticipate the future.  Forward-looking statements include statements about the future of operations involving the construction and management of facilities for persons afflicted with Alzheimer's or other related dementia diseases, statements about our future business plans and strategies, and most other statements that are not historical in nature.  In this prospectus forward-looking statements are generally identified by the words "anticipate," "plan," "believe,"
"expect," "estimate," and the like.  Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those
expressed or implied.     In light of the significant uncertainties inherent
in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

     The Private Securities Litigation Reform Act of 1995, which provides a
"safe harbor" for similar statements by existing public companies, does not apply to this offering.

MANAGEMENT'S PLAN OF OPERATIONS

     We are currently in a start-up phase and we have no material amount of funds from which we can satisfy any cash requirements to commence operations.
Our financial statements and the report of our independent auditor contain a going concern paragraph.  This means that because we have had little or no operations to date, and because we have little or no tangible assets or financial resources, and have incurred losses since inception, there is substantial doubt about our ability to continue as a going concern.  Prior to commencing operations, we anticipate that any cash requirements will be satisfied through cash advances to the company by Mr. Sciacchetano, an officer, director, and principal shareholder.  He has agreed to furnish up to
$10,000 for our cash requirements over the next twelve months.  These advances will bear interest at 8% per annum and principal and interest will be due one year from the date of the advance.  We anticipate that our expenses prior to commencing principal operations will be limited to legal and accounting fees, and edgarizing costs, in connection with periodic reporting requirements with the SEC and property taxes on the land, all of which we do not expect to exceed $10,000 in the next twelve months.  We anticipate the need to raise funds, either by borrowing the funds or through equity financing, in order to commence principal operations.

     We have financed our start-up phase thus far through loans to the company.  In April of 2000 Shadows Bend Court, Inc., which is now our wholly owned subsidiary, borrowed $150,000 from Randal Gomez.  This loan is due on or before January 1, 2003.  No interest is due on the note, but we have agreed to issue 90,000 shares with the repayment of the principal.  In November of 2000 we borrowed another $150,000 from Thomas H. Normile, one of our shareholders.
This note is secured by our real property.  In December 2000 we borrowed
$50,000 from Three Oaks Manor, Inc., an entity controlled by Michael
Sciacchetano, an officer, director, and principal shareholder of our company.
The full amount of these funds was paid to Randal Gomez to repay a portion of the loan of $150,000 from him to us in April 2000.  Principal and service fees of $15,000 to Mr. Normile and $10,000 to Three Oaks Manor, Inc. are due on or
before January 2, 2003.  We have no agreement or arrangement for future funding from these or any other sources.

     We have acquired the land upon which we intend to construct our first
Alzheimer's facility and are in the process of completing the architectural plans for the facility.  We estimate that the cost of construction and furnishing of the facility will be approximately $3,063,871 and operating the facility for twelve months will be approximately $847,536.

     We expect that any additional facilities constructed by us will require similar funding.  In addition, the cost of land for any future facility could cost between $200,000 and $400,000, depending upon the location.  We may attempt to secure the land in trade for stock of our company, but there is no assurance that we could negotiate a transaction in this manner.  We are also unable to estimate the number of shares which would be involved in this type of exchange.

     We presently do not have funds to commence construction of the initial facility.  We are currently negotiating for the financing of the initial and up to two additional facilities.  However, we have not entered into any binding arrangements or agreements to secure this funding.  There is no assurance that we will be able to secure the funding, or that if the funding is made available to us, that we would be able to obtain it at rates and upon terms which would be adequate to commence construction and operations.

     We also plan to establish a trading market for our outstanding stock.  If we are able to accomplish this, of which there is no assurance, we may seek equity funding for the first or future facilities through the sale of our stock in either public or non-public offerings.  We have contacted a potential underwriter for this funding for the initial and up to two additional facilities, but have not entered into any agreements or arrangements to offer and sell our shares in these types of offerings.

     If we are unable to secure funding through an equity offering for our first facility in Baton Rouge, Louisiana, we believe we would be able to secure conventional financing through a lending institution.  We believe HUD financing would provide up to 90% of the construction and operating costs for approximately eight months.  Conventional financing would provide up to 80% of the construction costs and approximately twelve months of operating funds.  We believe we could secure the balance of the funds necessary for the construction and operating costs from the liquidation of the balance of our undeveloped real property not required for the first facility.

     If we are able to secure funding for our first facility, we anticipate hiring approximately 25 employees to staff the facility.  For each additional facility we are able to construct, we anticipate hiring a similar number of new employees.

     If we are unable to secure funding from any source, we will not be able to commence our principal operations.

BUSINESS

Our History and Background

     Our company was incorporated under the laws of the State of Idaho on May
25, 1967, for the primary purpose of exploring for commercial silver and zinc deposits.  The original name of the company was "Silver Beaver Mining Co.,
Inc."  The company had owned various unpatented mining claims near Couer d'
Alene, Idaho from 1967 until the last mining claim was abandoned in 1997.  The claims were abandoned because the company did not have adequate working capital in order to pay the annual maintenance fee of $100 per mining claim to the U.S. Bureau of Land Management.

     On May 6, 1998, the shareholders authorized the following matters:

     - A change of domicile of the Idaho corporation to the State of
Nevada by means of merger with and into a Nevada corporation formed for this purpose. The articles of merger became effective June 30, 1998.  The Nevada company was incorporated on June 2, 1998, under the name "Silver Beaver Mining
Company, Inc."

     - A reverse split of the 5,000,000 outstanding shares of common stock at the rate of one share for each four shares outstanding, which means that each four shares of  stock outstanding immediately prior to the effective date of the reverse split were decreased to one share after the split.  The reverse split reduced the number of outstanding shares to 1,251,302 and was effective the close of business May 6, 1998.

     - An amendment to the sixth article of the articles of incorporation to increase the number of authorized shares of common stock to 50,000,000 and to reduce the par value to $.001.

     - A change to the second article of the articles of incorporation changing the purpose of the company to allow it to conduct operations other than in the mining industry.

     In August 1998 we issued 2,000,000 post-reverse split shares of common stock for the settlement of debt for $5,643 advanced to us by Milagro
Holdings, Inc., a corporation controlled by Howard M. Oveson, one of the selling stockholders in this offering, which funds were used for our operations.  This action increased the number of outstanding shares to
3,251,302.

     In April 2000 we again reverse split the outstanding shares of common stock at the rate of one share for each four shares outstanding, which means that each four shares of  stock outstanding immediately prior to the effective date of the reverse split were decreased to one share after the split.  The reverse stock split was effective on April 27, 2000.  As a result of the reverse stock split, the 3,251,302 outstanding shares were reduced to 813,404 shares.  We also changed the name of the company to "Shadows Bend Development,
Inc." effective June 2, 2000, in contemplation of a proposed transaction with a Louisiana corporation.

     On or about August 4, 2000, we entered into an agreement with Shadows
Bend Development, Inc., a privately-held Louisiana corporation, and the shareholders of this entity.  At the time the agreement was entered into, the
Louisiana corporation had purchased the land upon which it intended to construct its first Alzheimer's facility, but it had not commenced its principal operations to construct and operate an Alzheimer's facility.  The agreement provided that on the closing date the shareholders of the Louisiana corporation would exchange all of their shares, which in the aggregate totaled
9,187,174 shares, for 9,187,174 post-reverse split shares of our company, such that the Louisiana corporation would become a wholly owned subsidiary and the shareholders of the Louisiana corporation would own approximately 92% of the outstanding stock of our company.  Management of the Louisiana corporation believed at the time that the reverse acquisition of the publicly held corporati on would provide the Louisiana corporation the opportunity to create a public market for its stock, thus providing liquidity to the shareholders of the
Louisiana corporation, and, if a public trading market for the stock were to be established, management could more easily persuade underwriters to raise funds for the company's Alzheimer's projects.  The closing of the reorganization agreement was held on October 13, 2000.  As a result of the closing of the reorganization agreement, old management resigned in favor of the current directors and officers who were designated by the Louisiana corporation.  In connection with the transaction, the Louisiana corporation paid a finder's fee of $150,000 to Milagro Holdings, Inc., an entity controlled by Howard M. Oveson, a principal shareholder of the publicly held company prior to closing, and a finder's fee of $100,000 to Spectrum
Financial, Inc.

     Unless otherwise indicated, all references in this prospectus to our outstanding shares give effect to both previous stock splits.

History of the Louisiana Corporation

     The Louisiana company was incorporated under the laws of the State of
Louisiana on January 20, 2000, under the name "Shadows Bend Development, Inc."
and is authorized to engage in any lawful business activity in which corporations formed in this state may engage, either for its own account or for others as agent.  The Louisiana corporation changed its name to "Shadows
Bend Court, Inc." on January 2, 2001.

     In July 2000 the Louisiana company acquired all of the ownership interests in Diamond Holding, L.L.C., a Louisiana limited liability company which owned the property on which we intend to construct our first facility in
Baton Rouge, Louisiana.  Palisade Properties, Inc. had originally sold the land to the Diamond Holding, LLC in return for 84% of the membership interest in the limited liability company.  The Louisiana company issued approximately
45.72% of its outstanding stock pro rata to the members of the limited liability company which is now wholly owned by the Louisiana corporation.
These members consisted of Palisade Properties, Inc., a corporation controlled by Adolph and Leonard LaPlace, Thomas H. Normile, and Capital Resource
Holding, L.L.C., a limited liability company controlled by J. Byron Bienvenu.
Each of these persons exchanged their shares in the Louisiana corporation on a one-for-one basis for shares of our company in the reverse acquisition in
October 2000.  The total purchase price for Diamond consisted of the stock of the Louisiana corporation.  Diamond had no other business other than the land which it owned and sold to the Louisiana corporation.  No other assets were acquired from Diamond and no liabilities were assumed.  There were no contingent payments in connection with the purchase of Diamond.

Proposed Business Operations, Services, and Facilities

     Overview

     We intend to provide assisted living and related services to the private pay market for persons suffering from Alzheimer's or related dementia diseases.  We do not intend to accept any Medicare or insurance-dependent patients.  The specialty care facilities will combine housing, personalized support and healthcare services in what we believe will be a cost-effective, non-institutional setting designed to address the individual needs of the persons with Alzheimer's or related dementia diseases who need regular assistance with activities of daily living, such as eating, bathing, dressing and personal hygiene, but who do not require the level of healthcare provided in a skilled nursing facility.  Our facilities will differ from typical assisted living facilities in that our facilities will be specialized to care only for those persons with Alzheimer's or related dementia diseases.

     Dementia, including Alzheimer's disease, is an incurable disorder of the brain in which there is a progressive loss of memory and other intellectual functions.  As the disorder progresses, the person becomes increasingly confused, incapable of sensible conversation, unaware of surroundings, and generally incapacitated.  Alzheimer's disease is responsible for approximately
80 percent of dementia cases.  There is no known cause of Alzheimer's disease.

     Symptoms of dementia include the initial gradual loss of memory, especially short-term memory.  After weeks or months, powers of reasoning and understanding dwindle.  There may also be a loss of interest in all familiar pursuits and activities.  Ultimately, there will be a complete disintegration of the personality.  The disorder is often evidenced in emotional and physical instability.  Odd, unpredictable quirks in behavior are often manifest, as are uninhibited and antisocial behavior.  Personal cleanliness is sometimes neglected and normal politeness abandoned.  Some may even become violent.  In advanced stages of the disorder, persons suffer from stiffness of the muscles and slowness and awkwardness in all movements.  Toward the end persons suffering from dementia may lose all ability to perceive, think, speak, or move.

     As a result of the dementia disorder, there is a risk of the person living alone.  Because of forgetfulness and a decreased ability to concentrate, there is an increased risk of fires, falls, and other accidents.
Mental confusion may also result in persons wandering away from home and being unable to find their way back or describe to others where they live.  Without supervision they may eat poorly and neglect personal hygiene.  Care for persons suffering from dementia disorders may range from outside day-care for initial stages of the disorder, to some form of assisted living and constant care for later stages, to skilled and constant care in a nursing facility for the final stages.

     Our objective is to become a leading provider of high-quality, affordable assisted living services for the person suffering from Alzheimer's disease or other forms of dementia similar to Alzheimer's disease.  Key elements of our strategy to achieve this goal are to:

     - provide specialized care in an environment designed to meet the specific needs of residents suffering from different forms of dementia such as
Alzheimer's disease;

     -  grow through development of our own, or the acquisition of existing, specialty residential care facilities;

     -  provide care and assistance in home-like accommodations that we believe would be more cost efficient than traditional facilities such as nursing homes; and

     - target our services to the segment of the private-pay population whose relatives suffer from Alzheimer's disease.

     In general, assisted living is quickly emerging as an important component in the continuum of care within the healthcare delivery system and can be viewed as falling in the middle of the elder care continuum, with home-based care on one end and skilled nursing facilities and acute care hospitals on the other.  It is a cost-effective setting for the elderly who do not require the higher level of medical care provided by skilled nursing facilities but cannot live independently because of physical frailties or cognitive impairments.
Assisted living facilities generally combine housing, personalized support services and healthcare in a non-institutional setting designed to address the individual needs of the elderly who need regular assistance with certain activities of daily living.

     We believe our approach to the development of facilities for persons suffering from Alzheimer's disease differs from that of many other operators of assisted living facilities.  Unlike the existing assisted living or nursing home operators which may dedicate a few beds or a wing of their facilities to these type of residents, our facilities will be dedicated solely to the
Alzheimer's resident in a facility designed to accommodate the special needs of the Alzheimer's resident, with a staff trained to deal exclusively with the unique needs of the Alzheimer's resident.  Unlike a patient with physical limitations that require specialized monitoring, many Alzheimer's sufferers are physically normal and require less attention to physical ailments.
Rather, they require attention to their mental and emotional needs and protection from leaving the facility and losing their way.  Many facilities treat these issues by locking down the patients in their rooms or in small units to restrict their movements.  With a facility dedicated solely to these type of residents, the layout can be designed to provide them the maximum amount of movement, both indoors and outside, without unduly restricting their movements.

     Industry Background

     The assisted living industry is highly fragmented and characterized by numerous small operators whose scope of services vary widely from small "board and care" facilities (generally 12 or fewer residents) with little or no services to large facilities offering a full array of personal care services.
In comparison to the nursing home and other healthcare industries, the assisted living industry is currently subject to little government
regulation.   We do not believe there are any other public companies which provide specialized care facilities solely for Alzheimer's residents similar to those which we propose to construct and operate.  There are companies which dedicate a wing or a portion of their facilities to Alzheimer's patients, but none of which we are aware for which Alzheimer's patients are their core segment.  We intend to dedicate our facilities solely to the care of Alzheimer residents, and others suffering of dementia related diseases.

     We believe that assisted living, particularly for Alzheimer's sufferers, is one of the fastest growing segments of elder care, benefitting from the following significant trends:

     Increasing Number of Alzheimer's Patients.  According to the Alzheimer's
Association, the largest national voluntary health organization dedicated to
Alzheimer's disease, approximately 4,000,000 Americans currently have the disorder and it is estimated that 14,000,000 will suffer from the disorder by
2050.  One in ten persons over 65, and nearly half of those over 85, have
Alzheimer's disease.  A person with Alzheimer's lives an average of eight years and as many as 20 years or more from the onset of symptoms.  More than seven out of ten people with Alzheimer's disease live at home and almost 75%
of home care is provided by families.

     Changing Family Role.  Historically, the family has been the primary provider of care to the elderly, including those who were traditionally diagnosed as being senile.  We believe, however, that the increased percentage of women in the workforce, the growing number of two income families and the increased mobility of society are reducing the family's role as the traditional caregiver for these persons, which will make it necessary for many to look outside the family for assistance in providing care to the elderly and particularly those who suffer from Alzheimer's disease.

     Consumer Preference.  We believe that assisted living is increasingly becoming the setting preferred by families in which to care for the elderly, especially those suffering from Alzheimer's disease.  Assisted living offers residents greater independence and allows them to live in a residential setting, which we believe results in a higher quality of life than that experienced in more institutional or clinical settings, such as skilled nursing facilities.

     Cost-Containment Pressures.  In response to rapidly rising healthcare costs, both governmental and private-pay sources have adopted cost-containment measures that have reduced admissions and encouraged reduced lengths of stays in hospitals and skilled nursing facilities.  As a result, hospitals are referring Alzheimer's patients to skilled nursing facilities where the cost of providing care is lower, and skilled nursing facility operators continue to focus on expanding services to higher acuity patients.  As a result, the supply of skilled nursing facility beds is increasingly being filled by patients with higher acuity needs paying  higher fees, leaving little excess capacity for seniors needing a lower level of care.  We believe that this trend creates a significant opportunity for assisted living facilities in general, and specifically the type of specialty facilities we intend to construct and operate for Alzheimer's residents, as states, as well as long-term care insurance companies and managed care companies, are increasingly focusing on assisted living as a cost-effective alternative to skilled nursing facilities.  The average cost for Alzheimer's residents is between $42,000 and $70,000 per year for skilled nursing facilities. Based upon the prior experience of management in operating facilities for
Alzheimer's residents, we estimate that the cost for our facilities will range from approximately $34,000 to $46,000 per year, depending upon the level of care required and the amount of personal supplies used by a patient.  We believe we will be able to provide lower cost of care for residents because we do not intend to be a "skilled care facility" which would also supply nursing care.  Our facilities would only provide care to ambulatory residents that have a certain level of functioning.  Once past this level of functioning, they would be referred to a skilled nursing facility for medical treatment.

     Business Strategy

     Our objective is to become a leading provider of services for Alzheimer's residents at facilities specifically designed and operated for them.  Key elements of our strategy to achieve this goal include the following:

     Provide High-Quality Care Specialized for the Alzheimer's Residents.
Each specialty care facility constructed and operated by us will include services designed especially for those suffering from Alzheimer's disease and other forms of dementia.  These services include varying levels of care depending upon the needs of the resident, from supervised independence, minimal assistance, moderate assistance, extensive assistance, to total assistance.  Services will include cognitive therapy, personal supplies, special transportation for doctors' checkups or other appointments, and special recreational outings.  When a resident becomes non-ambulatory, or in other words when he or she becomes bedridden, the resident would be transferred to a skilled nursing or other appropriate care facility operated by unrelated providers.  Each specialized care facility will also include a staff specifically formatted for the Alzheimer's resident.  It is anticipated that each facility will include the following staff members:

     - Administrator Social Worker.  This person would have overall responsibility for resident care, programming, and daily operation of the facility, including supervising the staff.  He or she would also provide social support services to residents and their families, including facilitating Alzheimer's disease support groups.

     - Administrative Assistant.  This person would provide secretarial and administrative support to facilitate smooth operation of the facility.  He or she would also act as receptionist for the facility.

     - Licensed Practitioner Nurse.  This person would coordinate the delivery of care to the residents and supervise the health and health-related care to them.  He or she would also coordinate care of each resident with that person's physician.  This person would also act as the care supervisor when needed.

     - Care Supervisor.  This person would be responsible for identifying and monitoring resident care needs and supervising care attendants.  He or she would also assist with the resident care and programing, as needed, and monitor and promote resident safety.

     - Care Attendant.  This person would provide assistance to residents with personal hygiene and provide both planned and spontaneous activities for the residents.  He or she would also assist with the facility operational needs such as food services or laundry.

     - Activities Director.  This person would design and implement activity programs for the residents and coordinate care attendant involvement in activity programs.

     - Cook.  This person would prepare and serve food to the residents and staff.

     - Housekeeper.  This person would provide housekeeping services for the resident and staff quarters.

     - Maintenance Staff.  This person would be responsible for the upkeep and repair of the facilities and grounds.
     We intend to hire persons with existing training of core requirements, including mental health awareness programs and coping skills of individuals with psychiatric problems.  If the proposed employee has not received any basic training, we will provide training programs for treatment of persons suffering from Alzheimer's or other dementia related diseases.

     Utilize Cost-Effective Development Approach.  We believe that our development approach will allow us to cost-effectively develop the specialty care facilities.  We have developed a standard prototype building design for a thirty-six bed facility.  We believe the use of the prototype design will offer many advantages to the development process, including better construction quality control, lower architectural and engineering fees, and faster development and construction schedules.

     Target Broad Segment of Private-Pay Population.  Our target markets are generally major cities, particularly properties adjacent to or near large hospitals.  The target population in these markets would be private-pay residents with annual incomes of at least $50,000, or whose families have annual incomes of at least that amount.  This mass-market approach enables us to evaluate a multitude of markets and be selective in acquiring and developing properties.  We believe this approach allows us to appeal to a large segment of the population, namely the middle to upper-middle income group.  We believe that by targeting this population segment, we would be well-positioned to achieve and sustain high occupancy rates.

     Seek Existing Facilities Adaptable to Our Plan.  In addition to constructing and operating our own facilities, we intend to seek existing facilities to purchase and manage.  Management has extensive contacts in the assisted living and healthcare industries, and we are frequently presented with opportunities to acquire, develop or manage assisted living facilities.
We expect that if we are able to generate an established trading market for our stock, we would be able to acquire additional facilities in part for shares of our common stock, or other equity arrangements.  We would seek these facilities generally if they could be adapted to the model created for the facilities we construct and own.

     Development and Acquisition

     We intend to target areas where there is a need for specialty care facilities based on demographics and market studies.  In selecting potential geographic markets for facilities, we intend to utilize individual market studies which consider factors such as population, income levels, economic climate and competitive environment.  We intend to generally seek to select specialty care facility locations that can be located in major cities or suburbs of major cities; have residents who generally enjoy mid-level or upper incomes compared to incomes generally realized in the region; have a regulatory climate that we consider favorable toward development; and are established and economically stable compared to newer, faster-growing areas.
We believe that locations with these characteristics generally have a receptive population of families with Alzheimer's sufferers who desire and can afford the services offered in our specialty care facilities.

     Development.  Provided that we can secure the necessary funding, of which there is no assurance, we intend to construct a minimum of ten specialty care facilities in the initial phase within the next three years.  Thereafter we plan to construct a maximum of three facilities per year.  We have purchased the land for our first facility and are seeking funding to commence construction.  We intend to maintain control over the entire development process by retaining authority for site selection, prototype design, pricing, development and construction schedules, and quality of workmanship.

     The principal stages in the development process are site selection and contract signing; zoning and site plan approval; architectural planning and design; construction and licensure; and hiring of staff.  We anticipate that once a market has been identified, site selection and contract signing would typically take thirty days.  Zoning and site plan approval would generally take from two to six months.  We anticipate that facility construction would generally take from eight to ten months.  We expect that the use of prototype facilities will facilitate architectural planning and design.  After a facility receives a certificate of occupancy and  appropriate licenses, residents would usually begin to move in immediately.  We intend to begin filing the necessary staff positions so that adequate staffing would be available approximately four weeks before the facility opens.  We anticipate that the total capitalized cost to develop, construct and open a thirty-six bed prototype facility, including land acquisition and construction costs, would be approximately $3,263,876 per facility, although the cost of any particular facility may vary considerably based on a variety of site-specific factors.

     Acquisition.  We may also seek to acquire individual or groups of assisted living facilities from smaller owners and operators in our targeted markets.  In evaluating possible acquisitions, we intend to consider the location, construction quality, condition and design of the facility; the ability to adapt the facility to our model of care for Alzheimer's residents;
the current and projected cash flow of the facility; and the ability to acquire the facility below replacement cost or in a transaction which in whole or in part uses our equity securities.  Our management has extensive contacts in the senior housing and  healthcare industries.

     Although we intend to focus our efforts primarily on the construction of our own facilities, or the outright purchase of existing facilities, we may in certain cases also target additional third-party management contracts as an interim step to acquisition of facilities.  Under a typical management agreement, we would receive a percentage of the gross operating revenues of the facility and negotiate a right of first refusal or other arrangement to acquire the facility.

     Services

     Our specialty care facilities would offer residents a supportive,
"home-like" setting and assistance with activities of daily living.  Residents of our facilities would typically be unable to live alone, but would not require the 24-hour nursing care provided in skilled nursing facilities.
Services provided to our residents would be designed to respond to their individual needs and to improve their quality of life.  The services would be available 24 hours a day to meet resident needs, and generally would include three meals per day, housekeeping and groundskeeping and building maintenance services.  Available support services would include nursing care and health-related services, social and recreational services, transportation and special  services, such as doctor visits.  Personal services would include bathing, dressing, personal hygiene, grooming, beautician services, ambulating and eating assistance.  Health-related services, which would be made available through outside sources and provided according to the resident's individual needs and in accordance with state regulatory requirements, may include assistance with medication, skin care and injections, as well as healthcare monitoring.  By providing programs that are designed to offer residents a range of service options as their needs change, we intend to achieve greater continuity of care, enabling Alzheimer's residents more stability and thereby maintain their residency for a longer time period.

     We have categorized our services into five levels of treatment, ranging from the beginning stages of Alzheimer's patients to the total assistance required in the final stages of the disease.  Added to the basic cost would be any personal supplies used by the patient during the month.  The cost for a particular patient would be established beginning with the initial evaluation and thereafter would be based upon a monthly evaluation to determine the level of care required for the patient.  The following table sets forth the currently proposed monthly costs to the patients for providing these levels of service:
                                                  Estimated
     Stage               Services                 Monthly Cost
     Beginning          Supervised independence     $2,750
     2nd                Minimal assistance          $2,950
     3rd                Moderate assistance         $3,450
     4th                Extensive assistance        $3,550
     5th                Total assistance            $3,660

     - Supervised independence represents a component of care that is in the early or beginning stages of the disease and requires that staff members only supervise the patient's activities.  This level still allows the patient independence and the ability to function, even though he is not able to be completely self supporting.

     - The minimal assistance level represents the continued pattern of the loss of cognitive ability as well as some signs of needing assistance, at times, with the various activities of daily living.

     - The moderate assistance level is the stage at which patterns of cognitive ability continue to decrease and the level of care increases because the patient is beginning to become more dependent upon staff members in order to function.

     - The extensive assistance level requires major assistance from staff members to include feeding, bathroom assistance, medication administration, extensive care with daily living activities, and constant supervision.  This level of Alzheimer's patient can perform very little on his own.

     - The total assistance level requires complete assistance from staff members.  The Alzheimer's patient, in most cases, would require total lock-down to avoid injury to himself or others and could not perform any duties on his own.  He would require 24 hour supervision.

     Clinical Assessment.  Each resident would be clinically assessed upon admission to determine his or her health status, including functional abilities, need for personal care services and assistance with the activities of daily living, as well as likes and dislikes.  The goal of the clinical assessment would be to determine the care needs of residents as well as their lifestyle preferences.  A current physician's report would also be utilized to further ascertain the health status and needs of the resident.  From these assessments a plan of care will be developed for each resident to help ensure that all staff who render care and services will meet the specific needs and preferences of each resident.  Residents would be reassessed periodically and if there were a significant  change in a resident's condition, staff would be sure the care plan reflects their current needs.  The care plan, as the document which reflects the needs of the resident, would be the basis for determining the monthly charges for care and services.

     Healthcare Services. We intend to foster wellness by offering or coordinating health screenings such as blood pressure checks, periodic special services such as influenza inoculations, chronic disease management, such as diabetes with its attendant blood glucose monitoring, dietary and similar programs as well as ongoing exercise and fitness classes.  Regulations differ by state  regarding the type of care that can be rendered as well as the personnel allowed to provide this type of care.  We intend to utilize licensed nurses, certified and/or trained staff to meet the healthcare needs of our residents.  The facility team leader or a care supervisor or administrative assistant, would observe and intervene as the health status of residents change, and provide assistance and care to enable residents to perform the activities of daily living, such as dressing, bathing, grooming, toileting, ambulating and the like.  Residents who are incontinent, convalescing, nonambulatory, diabetic, oxygen dependent or similarly dependent will be cared for where allowed by law.  Dietary programs, nutritional support and special retraining programs will also be offered at the specialty care facilities.
Our facilities will also coordinate outside rehabilitation services, including physical therapy, speech and language therapy, audiology, pharmacy and physician services, as well as podiatry, dentistry and other professional services.  These specialized healthcare services will generally be provided to the residents by third-party providers, who are reimbursed by the resident or a third-party payor or, in certain cases, by the staff of the facility where permitted by state law.  Our facilities will also provide transportation services for residents to visit physicians and other professionals in the surrounding areas.

     Programing. Our facilities will enable residents to receive the specialized care they require with a minimum of disruption and will allow residents the freedom to ambulate as they wish while keeping them safely contained within an alarmed area.  Programming will keep the residents channeled into meaningful activity throughout the day.  Special nutritional programs will be used to help assure caloric intake is maintained in residents whose constant movement increases their caloric expenditure.  Family support groups would meet regularly with the families of these residents.

     Sources of Revenue

     We expect to rely primarily on our residents' ability to pay our charges from their own or familial resources.  Although care in a specialty facility such as ours is typically less expensive than in a skilled nursing facility, we believe generally only seniors with income or assets meeting or exceeding the regional median will be able to afford to reside in our facilities.
Inflation or other circumstances that adversely affect seniors' ability to pay for services such as those proposed to be provided by us could have an adverse effect on our business or operations.  Furthermore, the federal government does not currently provide any reimbursement for the type of assisted living services which we intend to provide.  Although some states have reimbursement programs in place, in many cases the level of reimbursement is insufficient to cover the costs of delivering the level of care that we intend to provide.  We anticipate that all of the revenues from the proposed facilities will be derived from private-pay  sources.

     Insurance

     Prior to commencing principal operations we intend to obtain general liability, professional liability, workers' compensation comprehensive property damage and other insurance coverages that management considers adequate for the protection of our assets and operations based on the nature and risks of our business, historical experience and industry standards.
There can be no assurance, however, that the coverage limits of these types of policies will be adequate or that insurance will be available to us on commercially reasonable terms.  A successful claim against us not covered by, or in excess of, our insurance coverage could have a material adverse effect on us.  Claims against us, regardless of their merit or eventual outcome, could also have a material adverse effect on our business and reputation, may lead to increased insurance premiums and may require our management to devote time and attention to matters unrelated to normal business operations.

     Facilities

     We intend to develop the specialty care facilities consisting of thirty-six beds in twenty-four private rooms and six semi-private rooms.  Each facility would consist of an aggregate of approximately 21,450 square feet, which would be located on sites typically ranging from two to 3.5 acres.
Private unit size is expected to be approximately 300 square feet and the semi-private unit 500 square feet.  Each facility would be self-contained and would include staff, administrative, and mechanical facilities; kitchen and laundry facilities; activity, entertainment, and craft rooms; living and dining rooms; secure courtyards and outdoor activity space; and a great room for larger group activities.  We estimate that the development cost of most of our specialty care facilities would generally range from approximately
$3,200,000 to $3,500,000 per facility, depending on local variations in land and construction costs.  We estimate that it would require approximately twelve months from the date of land acquisition to develop the 36-bed facilities.  We are currently pursuing the development of our first specialty care facility, for which we are currently seeking funding.

     Marketing

     Our marketing strategy will be designed to integrate our specialty care facilities into the continuum of healthcare providers in the geographic markets in which we intend to operate.  Management believes that the assisted care industry is fundamentally a local industry in which both patients and residents and the referral sources for them are based in the immediate geographic area in which the facility is located.  We will seek to establish relationships with local hospitals, including through joint marketing efforts, where appropriate, and home healthcare agencies, and alliances with visiting nurse associations.  We may also retain the services of a public relations firm to promote our facilities.

     We intend to begin pre-marketing our facilities up to four months in advance of opening so that, by the time the facility opens, referral sources, including professionals in the community, hospitals and physicians, would be well familiarized with the care and services provided.  Age and income qualified seniors and their families would be recipients of target mailings.
We also intend to raise awareness of our facilities through advertisements in industry publications, as well as a limited number of general-interest business magazines.  Our goal is to open a new facility with a substantial number of residents ready to move in.  After opening, we intend to continue our marketing efforts to attain and then maintain full occupancy.

     Government Regulation

     We believe that our facilities will be subject to varying degrees of regulation and licensing by local and state health and social service agencies and other regulatory authorities specific to their location.  While regulations and licensing requirements often vary significantly from state to state, they typically address, among other things:  personnel education, training and records; facility services, including administration of medication, assistance with self-administration of medication and limited nursing services; physical plant specifications; furnishing of resident units;
food and housekeeping services; emergency evacuation plans; and resident rights and responsibilities.  In several states assisted living facilities also require a certificate of need before the facility can be opened.  We do not intend to construct or open facilities in these states.  In most states, assisted living facilities also are subject to state or local building codes, fire codes and food service licensure or certification requirements.  Like other healthcare facilities, assisted living facilities are subject to periodic survey or inspection by governmental authorities.  Our success will depend in part on our ability to satisfy these regulations and requirements and to acquire and maintain any required licenses.  Our proposed operations could also be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care afforded residents and revisions in licensing and certification standards.

     Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons.  A number of additional federal, state and local laws exist which also may affect our proposed facilities to create access to the properties by disabled persons.  We believe that our proposed facilities will be substantially in compliance with present requirements.
Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

     Our facilities and operations will be subject to zoning and other state and local government regulations.  Zoning variances or use permits are often required for construction.  Severely restrictive regulations could impair our ability to open facilities at desired locations or could result in costly delays, which could adversely affect our proposed operations.

     In addition to extensive existing governmental healthcare regulation, there are and have been numerous legislative and executive initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services.  We believe that most of these proposals would affect existing Medicare or Medicaid programs and would not materially affect our proposed business.  However, it is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect these proposals would have on our business.

     Competition

     The assisted living or residential care facility industries are highly competitive.  We anticipate facing competition from local, regional and national providers of assisted living and long-term care whose facilities and services include care of Alzheimer's residents. Locally, we anticipate competing with three facilities which offer care to Alzheimer's patients, namely Sunrise Assisted Living Facility, St. James Place Assisted Living
Center, and Southside Gardens Assisted Living Facility.  Each of these facilities is currently operating and has an area designated for Alzheimer's residents; however, none is a dedicated Alzheimer's facility and none has a complete package of care for the Alzheimer's residents.  We believe we will be the only facility in the Baton Rouge, Louisiana, area which is developed solely for the Alzheimer's patient, with programs that are specifically designed for the memory impaired, with surroundings that are designed to stimulate a home-like atmosphere, and with facilities that are designed to accom modate the various stages of the Alzheimer's process and to provide the maximum amount of freedom while protecting the resident.

     We expect to compete with these facilities primarily on the bases of cost, quality of care, array of specialized Alzheimer's services provided, and reputation.  We anticipate competing with companies providing home based healthcare, and even family members, based on those factors as well as the geographic location, physical appearance of facilities and family preferences.  We believe that some of our competitors may operate on a not-for-profit basis or as charitable organizations, while others have, or may obtain, greater financial resources than those of our company.  However, we anticipate that our most significant competition will come from other residential care facilities which provide Alzheimer's care within the same geographic area as our proposed facilities because management's experience indicates that families of persons suffering from Alzheimer's disease frequently elect to move their relatives into facilities near their homes.  In general, recent consolidations of entities in the long-term care industry has resulted in larger competitors with which we may be faced.

     We may also experience competition in employing and retaining nurses, technicians, aides and other high quality professional and non-professional employees in the geographic areas in which our facilities may be located.

     If we implement a program to acquire other facilities, we expect to face competition for the acquisition and development of these facilities.  Most of our potential competitors which are engaged in the acquisition of these types of facilities are significantly larger or have, or may obtain, greater financial resources than those of our  Company.

     Office Facilities and Equipment

     We rent a 1,456 square foot facility in Baton Rouge, Louisiana, at a cost of approximately $1,000 per month.  The rental agreement is month-to-month and may be terminated by either party upon thirty days' prior written notice.

     Property

     We presently own approximately six acres of undeveloped property in Baton
Rouge, Louisiana, adjacent to a hospital.  The property is owned by us without any mortgages or other liens.  It is upon this property that we intend to construct our first facility.

     Employees

     As of February 1, 2001, we had no full-time employees.  However, there are seven persons, including management, who are presently working part-time for us in developing the first facility.

     Reports to Our Security Holders

     Our  fiscal  year  ends  on December 31st. We do not intend to furnish our shareholders annual  reports  containing  audited  financial statements.
We are not currently subject to the reporting requirements of the Exchange Act since we have not previously filed a registration statement under the
Securities Act or the Exchange Act.  However, we intend to become a reporting company through the filing of the registration statement of which this prospectus is a part, and file annual, quarterly  and  current reports, and other information with the SEC.  You may read and copy any reports, statements or other information we file at  the SEC's public reference room at 450 fifth
Street, N.W., Washington D.C. 20549. You can request copies of these documents,  upon  payment  of  a  duplicating fee, by writing to the SEC.
Please  call  the SEC at 1-800-SEC-0330 for further information on the operation of  the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information concerning the stock ownership as of  February 5, 2001, of each person who is known by us to be the beneficial owner of more than five percent of our stock; by each of our executive officers and directors; and by our executive officers and directors as a group.  This information was furnished to us by these persons or was obtained from information provided by the transfer agent.

Name and Address          Amount and Nature of
of Beneficial Owner          Beneficial Ownership             Percent of Class

Michael W. Sciacchetano          4,987,174                         49.87%
200 Lafayette Street
Suite 200
Baton Rouge, LA 70821

Executive officers and
directors as a group
(3 persons)                      4,987,174                         49.87%

Howard M. Oveson                   548,192                          5.48%
57 West 200 South
Suite 310
Salt Lake City, UT 84101

Palisade Properties, Inc.        3,528,000                         35.28%
Leonard LaPlace
Adolph LaPlace
6989 Menlo Dr.
Baton Rouge, LA 70808

     Of the total shares owned by Mr. Oveson, 496,250 are owned in the name of
Milagro Holdings, Inc., a corporation controlled by Mr. Oveson.

     Palisade Properties, Inc. is a closely held corporation controlled by
Leonard LaPlace and Adolph LaPlace who are deemed to share beneficial ownership of the shares.

MANAGEMENT

General

     The following table sets forth our directors and executive officers, their ages, and all offices and positions held with our company.  A director holds office for a term of one year and until his successor is elected and qualified.  Annual meetings to elect directors are to be held at a location and at the time each year as designated by the board of directors.  The board of directors has not scheduled the next annual meeting of shareholders.
Officers are elected by the board of directors, which shall consider that subject at its first meeting after every annual meeting of stockholders.  Each officer holds his office until his successor is elected and qualified or until his earlier resignation or removal.  Officers may be removed with or without cause by the affirmative vote of a majority of the whole board of directors.

     Name                    Age     Position                    Director Since

     Michael W. Sciacchetano 33     Director, President, CEO,          2000
                                    Treasurer, & CFO
     Michael E. Geissler     50     Director                           2000
     Alvin J. Gautreaux, Jr. 50     Director & Secretary               2000

     Set forth below is certain biographical information regarding the
Company's executive officers and directors:

     MICHAEL SCIACCHETANO, has been the president of the Louisiana corporation since its inception in January 2000.  From September 1999 until present he has been the president and CEO of Holly Hills Corporate Services, an assisted living facility structured for the care of Alzheimer residents located in
Marion, Illinois.  From August 1997 until present he has also been the president of Trace Resources, a company which manages healthcare facilities, diagnostic imaging companies, and home care agencies.  From 1993 until 1997 he was the administrator and owner of Southern Nursing Home Care, a 200+ patient home health agency.

     MICHAEL E. GEISSLER, has been a vice-president of the Louisiana corporation since July 2000.  Also, since 1994 he as been a consultant to
Allen Parish Hospital providing management, marketing, strategic planning, and business and program development services to the hospital.

     ALVIN J. GAUTREAUX, JR. has been a vice-president and the chief operating officer of the Louisiana corporation since March 2000.  From 1995 until present he has been the president and CEO of Health Management Group LLC, a company engaged in the development and management of health care facilities.
From 1998 until March 2000 he was also the president, CEO, and administrator for Health Link Home Health, Inc., a managed financial, business development, and marketing company.  From 1990 until 1997 he was the administrator for
Golden Age Home Care Inc., a home health agency.

     There are no family relationships between any of the officers or directors of the Company.

Compensation of Executive Officers

     The following summary compensation table sets forth the aggregate executive compensation awarded to, earned by, or paid to the named executive officers for all services rendered in all capacities to our company, or any of its subsidiaries, for the years ended December 31, 2000, 1999, and 1998:

       ANNUAL COMPENSATION

     Name and                                                          Other Annual
     Principal Position(s)          Year     Salary          Bonus     Compensation
                                               ($)           ($)        ($)

     Michael Sciacchetano          2000       -0-           -0-          $42,437
     CEO                           1999       -0-           -0-               -0-
                                   1998       -0-           -0-               -0-

     During the year ended December 31, 2000, Angela Ross served as chief executive officer through October 2000, at which time Mr. Sciacchetano was appointed as the chief executive officer and has served in this capacity since this date.  Ms. Ross was not compensated for her services as chief executive officer for the years ended December 31, 1998, 1999, or 2000.

     The other annual compensation designated for Mr. Sciacchetano in the above table during 2000 was earned by Trace Resources LLC, an entity controlled by Mr. Sciacchetano.  This amount was not paid during the year, but was accrued by the company.  Of this amount $19,996 was paid by Trace
Resources to Alvin J. Gautreaux, Jr., one of our directors.  The balance was paid to outside consultants and for rent, legal services, and other expenses incurred by us.

     We have no employment agreements with any of our executive officers.
Each of the officers is currently providing hourly consulting services to us through Trace Resources LLC, an entity controlled by Michael Sciacchetano, an officer, director, and principal shareholder of our company.  We believe that the fees being charged for the consulting work are at or below fees that would be charged by outside, unrelated consultants.  The fees for these services, which at December 31, 2000, totaled approximately $42,437, are being accrued and will be paid to Trace Resources when, and if, we are able to secure funding for our operations.  It is anticipated that if we are able to secure funding to construct and operate our first facility, each of the executive officers would cease providing consulting services, would become full-time employees, and would receive compensation commensurate with industry standards.  It is also anticipated that each would negotiate and enter into an employment agreement which would also cover the services thereafter rendered for the Louisiana corporation and any other future subsidiary.  We also anticipate in the future adopting a stock option and/or stock benefit plan for our employees, directors, and consultants.

Compensation of Directors

     Directors are permitted to receive fixed fees and other compensation for their services as directors.  The board of directors has the authority to fix the compensation of directors.  No amounts have been paid to, or accrued to, directors in their capacity as directors.  There is no current compensation plan or arrangement for the directors' services.

CERTAIN TRANSACTIONS

     In connection with the closing of the reverse acquisition of our company by the Louisiana corporation in October 2000, the Louisiana corporation paid a finder's fee of $150,000 to Milagro Holdings, Inc., one of the selling shareholders and a shareholder owning in excess of 5% of the outstanding common shares.

     In December 2000 we borrowed $50,000 from Three Oaks Manor, Inc., an entity controlled by Michael Sciacchetano, an officer, director, and principal shareholder of our company, and issued a promissory note to the lender.  The note is non-interest bearing, but includes a service fee of $10,000.  In addition we have agreed to issue 20,000 shares to the lender.  The principal amount of the loan, the service fee, and the stock are due on or before
January 2, 2003.  These funds were used to repay, in part, the $150,000 borrowed in April 2000.

     Trace Resources LLC, an entity controlled by Michael Sciacchetano, an officer, director, and principal shareholder of our company, provides consulting services to us in connection with the planning and development of our first facility.  Each of the officers provides consulting services to us through this entity.  For the year ended December 31, 2000, we had accrued approximately $42,000 to Trace Resources for these consulting services.  Trace
Resources has agreed not to seek payment of these fees until we have received funding for the first facility.  The parties have agreed that this consulting arrangement will continue, and fees will continue to accrue, until the funding is received, at which time each of the officers would become full-time employees.

     In July 2000, concurrent with the acquisition of Diamond Holding, LLC by
Shadows Bend Court, Inc., Palisade Properties, Inc. sold and transferred to
Diamond Holding, LLC the land in Baton Rouge, Louisiana, on which we intend to construct our first facility.  The appraised value of the land at that time was $1,110,000.  This land was acquired by Diamond Holding, LLC for an 84%
ownership interest in the limited liability company granted to Palisade
Properties, Inc.  Thus, as a result of this transaction, Palisade Properties,
Inc. owned 84% of the membership interests of Diamond Holding, LLC.  Shadows
Bend Court, Inc. then issued approximately 45.72% of its shares pro rata to the members of Diamond Holdings LLC to acquire all the membership interests of the limited liability company such that it became a wholly owned subsidiary of the Louisiana corporation.  Subsequently, the Louisiana corporation became a wholly owned subsidiary of our company through the reverse acquisition of the
Louisiana corporation by us in October 2000 in which we issued 9,187,174 shares pro rata to the shareholders of the Louisiana corporation such that these shareholders then held approximately 92% of our outstanding shares at the conclusion of the reverse acquisition transaction.  The land was originally purchased by Palisade Properties, Inc. in 1993 as part of an 875 acre parcel.

     We have not had a policy to govern related party transactions in the past.  In the future, we intend to evaluate each related party transaction on a case-by-case basis to determine whether the transaction would be far to our company and its shareholders.  We intend to require an appraisal of the value of any asset acquired from a related party.  We also intend to seek shareholder approval of the transaction through the vote of shareholders owning a majority of the shares represented at a duly called meeting of the shareholders which are not held by parties related to the transaction.

MARKET INFORMATION

Trading Market for Stock

     There is presently no established market for our stock and management is not aware of any quotation service on which the stock has been listed.  We plan to apply for quotation on the Pink Sheets or on the OTC Bulletin Board immediately following the effective date of this prospectus.  There is no assurance that the stock will be accepted for quotation.  There is no known historical data concerning any prior trading of the stock.

Outstanding Options, Warrants, and Convertible Instruments; Registration Rights

     At February 5, 2001, we had no outstanding options, warrants, or convertible securities.  None of our shares is being, nor have any shares proposed to be, publicly offered by us.  However, we have granted registration rights to the selling shareholders to register up to 551,942 of the outstanding restricted shares in the registration statement of which this prospectus is a part or any future registration statement if all of the shares held by the selling shareholders are not sold before this prospectus terminates.

     During the year ended December 31, 2000, the Louisiana corporation borrowed $150,000 from a third party.  The promissory note evidencing the loan, as amended, provides that we will repay the principal amount of the loan, a service fee of $15,000, and 90,000 shares of our common stock on or before January 1, 2003.  The note does not bear interest.  In addition, we borrowed $50,000 from Three Oaks Manor, Inc., an entity controlled by Michael
Sciacchetano, an officer, director, and principal shareholder of our company.
The promissory note evidencing the loan provides that we will repay the principal amount of the loan, a service fee of $10,000, and 20,000 shares of our common stock on or before January 2, 2003.  The note does not bear interest.

Record Holders of Stock; Transfer Agent

     At February 16, 2001, we had approximately 567 shareholders of record as reported by our transfer agent.  Our transfer agent for our common stock is
Columbia Stock Transfer,

421 Couer d' Alene Avenue, Suite 3, Couer d' Alene, Idaho 83814.

SHARES ELIGIBLE FOR FUTURE SALE

     At February 5, 2001, we had 10,000,578 outstanding shares.  Of these shares outstanding, approximately 9,187,174 shares were "restricted" within the meaning of Rule 144 under the Securities Act and are eligible under that rule.  In the reverse acquisition transaction between us and the Louisiana corporation which closed on October 13, 2000, we issued these 9,187,174 restricted shares to the shareholders of the Louisiana corporation.  These shares are believed to be available for resale beginning in October 2001.  Of the shares issued to the shareholders of the Louisiana corporation, none are being registered in this offering.  We believe Rule 144 would not be available for the 551,942 shares issued when we were a blank check issuer after we ceased principal mining operations in 1997, but prior to the reverse acquisition with the Louisiana corporation.  These shares could only be resold through a registered offering.  All of these shares are being offered in this prospectus.

     In general, under Rule 144, as currently in effect, any person who has beneficially owned restricted shares for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of our then outstanding shares, or the average weekly trading volume of our stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission.
Sales pursuant to Rule 144 are also subject to certain requirements relating to manner of sale, notice and availability of current public information about
us.  A person who is not deemed to have been an affiliate at any time during the 90 days immediately preceding the sale and whose restricted shares have been fully-paid for two years since the later of the date they were acquired from us, or the date they were acquired from one of our affiliates, may sell these restricted shares under Rule 144(k) without regard to the limitations and requirements described above.  Restricted shares may not be resold under
Rule 144 until ninety days from the date of this prospectus, regardless of when the one year holding period expires.

SELLING SECURITY HOLDERS

     An aggregate of up to 551,942 shares issued previously may be offered for resale pursuant to this registration statement by the investors listed below.
The following table sets forth certain information with respect to each selling security holder.  We will not receive any of the proceeds from the sale of these securities. The following sets forth the material relationships between the selling security holders and us, or any of our predecessors or affiliates, or which may have existed within the past three years:

     - From approximately September 1997 until the reorganization with the
Louisiana corporation in October 2000, Howard M. Oveson was a principal shareholder of our company.

     The following table sets forth the number of shares of common stock presently owned by each selling stockholder, the number of shares being offered in this offering, and the number and percentage of shares to be owned upon completion of the offering:

                                                                 Number of
                                                                 Securities to        % of
                         Number of               Number of       be Beneficially      Class
Name of Selling          Securities              Securities      Owned on Comple-     After
Shareholder              Beneficially Owned      Being Offered   tion of Offering     Offering

Howard M. Oveson          548,192                    548,192          -0-               *

Estate of Frank
A. Morbeck                  2,500                      2,500          -0-               *

Marilyn White               3,813                      1,250          63                *

     *Less than 1%

     The shares to be sold by Mr. Oveson are held in the name of Milagro
Holdings, Inc., a corporation controlled by Mr. Oveson.  He acquired 500,000 of the shares to be sold in this offering from us in 1998 in a transaction for settlement of a debt for $5,643 which was advanced to us by Milagro Holdings,
Inc., a corporation controlled by him.  The remaining shares were issued by us to him in 1998 for his services in cleaning up the books and records of the company.

     Ms. White is the personal representative of the estate of Mr. Morbeck, who is deceased.  She is deemed to share the beneficial ownership of his shares, and therefore, the 2,500 shares held by the estate of Mr. Morbeck are included in the total number of shares beneficially owned by Ms. White.

     We do not believe that any of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

     The sale of the shares by the selling security holders may be effected from time to time in transactions in the over-the-counter market or in negotiated transactions or otherwise.  These transactions may include block transactions by or for the account of the selling security holders.  Sales may be made at fixed prices which may be changed, at market prices, if any, prevailing at the time of sale, or at negotiated prices.

     The selling security holders may effect these transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the selling security holders or to broker-dealers who may purchase the securities as principals and thereafter sell the securities from time to time in the over-the-counter market, if any, in negotiated transactions or otherwise. These broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers for whom the broker-dealers may act as agents or to whom they may sell as principals or otherwise, which compensation as to a particular broker-dealer may exceed customary commissions.  The selling security holders have represented that they do not intend to engage in any short selling of our stock.

     We do not currently have any sales arrangements with broker-dealers.  If any sales arrangements with broker-dealers are entered into, we will file a post-effective amendment to disclose those arrangements because any broker-dealer participating in the offering would be acting as an underwriter and would have to be so named in this prospectus.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the selling security holders' shares may not simultaneously engage in market making activities with respect to any of our securities for a period of at least two, and possibly nine, business days prior to the start of any distribution.

     The selling security holders and broker-dealers, if any, acting in connection with these sales might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

     We will attempt to maintain the effectiveness of the registration statement of which this prospectus is a part for at least six months for the selling security holders, which period may be shortened with the consent of the selling shareholders who have not sold their shares at that time.

DESCRIPTION OF SECURITIES

     Our company has authorized 50,000,000 shares of common stock, par value
$.001 per share.  As of February 20, 2001, we had outstanding 10,000,578 shares of common stock.  All common shares are equal to each other with respect to voting, and dividend rights, and, are equal to each other with respect to liquidation rights.  Special meetings of the shareholders may be called by the chairman, the board of directors, president, the chief executive officer, or the holders of not less than one-tenth of all the shares entitled to vote at the meeting.  Holders of shares of common stock are entitled to one vote at any meeting of the shareholders for each share of common stock they own as of the record date fixed by the board of directors.  At any meeting of shareholders, a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, constitutes a quorum.  A vote of the majority of the shares of common stock represented at a meeting will govern, even if this is substantially less than a majority of the shares of common stock outstanding.  Holders of shares are entitled to receive dividends as may be declared by the board of directors out of funds legally available for payment of dividends, and upon liquidation are entitled to participate pro rata in a distribution of assets available for a liquidating distribution to shareholders.  There are no conversion, pre-emptive or other subscription rights or privileges with respect to any share.  Reference is made to our articles of incorporation and bylaws as well as to the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of shares.  Our shares do not have cumulative voting rights, which means that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so.  In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors.

DIVIDEND POLICY

     We have not declared or paid any cash dividends as yet on the common stock and the board of directors has not yet decided on a dividend policy.
Whether dividends will be paid will be determined by the board of directors and will necessarily depend on our earnings, financial condition, capital requirements and other factors.  The board of directors has no current plans to declare any dividends in the foreseeable future.

LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for us by Ronald N. Vance, Attorney at Law, Salt Lake City, Utah.

EXPERTS

     Our financial statements for the years ended December 31, 2000 and 1999, included in this prospectus have been audited by Clyde Bailey P.C.,
Independent Certified Public Accountant as indicated in its report.  The financial statements audited by this firm have been included in reliance upon the report given upon its authority as experts in accounting and auditing.

FINANCIAL STATEMENTS

     We have attached to this prospectus copies of our audited financial statements as of December 31, 2000 and 1999.  We have also attached our unaudited interim financial statements for the period ended March 31,
2001.

SHADOWS BEND DEVELOPMENT INC.
(formerly Silver Beaver Mining Company, Inc.)
Consolidated Balance Sheet

                                                                         March 31
                                                                           2001
A S S E T S

                                                                        (Unaudited)
Current Assets
     Cash                                                                $      -
                                                                          ---------
               Total Current Assets                                             -
Fixed Assets
     Land                                                                 1,050,000
                                                                          ---------
               Total Fixed Assets                                         1,050,000

               Total Assets                                              $1,050,000
                                                                          =========
L I A B I L I T I E S

Current Liabilities
     Accounts Payable                                                        71,043
     Cash Overdraft                                                           1,184
     Accrued Interest                                                        15,332
                                                                          ---------
               Total Current Liabilities                                     87,559

Long-Term Liabilities
     Notes Payable                                                          300,000
                                                                          ---------
               Total Long-Term Liabilities                                  300,000
                                                                          ---------
               Total Liabilities                                            387,559

Commitments and Contingencies                                                   -

S T O C K H O L D E R S '    E Q U I T Y

Common Stock                                                                 10,021

Additional Paid-in-Capital                                                1,047,179
Deferred Interest Payable                                                    (5,280)
Accumulated deficit during the development stage                           (389,479)
                                                                          ---------
               Total Stockholders' Equity (Deficit)                         662,441
                                                                          ---------
               Total Liabilities and Stockholders' Equity                $1,050,000
                                                                          =========

SHADOWS BEND DEVELOPMENT INC.
(formerly Silver Beaver Mining Company, Inc.)
Consolidated Statements of Operations

                         (Unaudited)

                                        For the            For the            From 1/20/00
                                        Three Months       Three Months       (Inception)
                                        Ended March 31     Ended March 31     to Mar 31
Revenues:                                   2001               2000               2001

     Revenues                               $-                 $-                 $-

          Total Revenues                     -                                     -

Expenses:
     Interest Expense                          6,720            -                 16,053
     Organization Expenses                   -                  -                 84,973
     Operating Expenses                        2,234            -                  3,453
                                             -------           -------          --------
          Total Expenses                       8,954            -                104,479

          Net loss from Operations           $(8,954)          $-              $(104,479)

Provision for Income Taxes:

     Income Tax Benefit                      -                  -                  -

          Net Income (Loss)                  $(8,954)          $-              $(104,479)
                                             =======           =======          ========

Basic and Diluted Earnings Per Common Share      Nil             Nil               Nil
                                             -------           -------          --------
Weighted Average number of Common Shares   10,000,578       10,000,578        10,000,578
     used in per share calculations          =======           =======          ========

(Retroactively Restated)

SHADOWS BEND DEVELOPMENT INC.
(formerly Silver Beaver Mining Company, Inc,)
Consolidated Statements of Cash Flows

                          (Unaudited)
                                        For the            For the            From 1/20/00
                                        Three Months       Three Months       (Inception)
                                        Ended March 31     Ended March 31     to Mar 31
Cash Flows from Operating Activities:       2001               2000               2001

Net Income (Loss)                          $(8,954)           $-                 $(104,479)
Adjustments to reconcile net loss
 to net cash provided (used) to
 operating activities:
     Accounts Payable                          -               -                    71,042
     Deferred Interest Payable                 720              720
     Accrued Interest                        6,000             -                    15,333
                                           -------            --------            --------
          Total Adjustments                  6,720             -                    87,095
                                           -------            --------            --------
Net Cash Used in Operating Activities      $(2,234)           $-                  $(17,384)

Cash Flows from Investing Activities:

     Capital Expenditures                      -               -                      -
                                           -------            --------            --------
Net Cash Used in Investing Activities         $-              $-                     $-
                                           -------            --------            --------

Cash Flows from Financing Activities:

     Note Payable                              -               -                   300,000
     Finder's Fee                                                                 (285,000)
     Common Stock                              -               -                     1,200
                                           -------            --------            --------
Net Cash Provided for Financing Activities    $-              $-                   $16,200
                                           -------            --------            --------
Net Increase (Decrease) in Cash            $(2,234)           $-                   $(1,184)

Cash Balance,  Begin Period                  1,051             -                      -
                                           -------            --------            --------
Cash Balance,  End Period                  $(1,184)           $-                   $(1,184)
                                           =======            ========            ========

Supplemental Disclosures:
     Cash Paid for interest                    -                                      -
     Cash Paid for income taxes                -                                      -
     Stock Issued for Services                 -                                      -

SHADOWS BEND DEVELOPMENT, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2001

(Unaudited)

NOTE 1 - DESCRIPTION OF DEVELOPMENT STAGE ACTIVITIES

Shadows Bend Development, Inc. ("the Company") was incorporated under the laws of the State of Louisiana on January 20, 2000, for the purpose to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of Louisiana. The Company entered into an Agreement and
Plan of Reorganization with Shadows Bend Development, Inc. (formerly Silver
Beaver Mining Company, Inc.) on August 4, 2000. The Company has a total of
50,000,000 authorized common shares with a par value of $.001 per share and with 10,020,578 shares issued and outstanding as of December 31, 2000.

     The Company has incurred an operating loss from inception through March
31, 2001 and has an accumulated deficit of $104,479.  The Company's cash was provided primarily from loans in the amount of $300,000.  Management expects that the Company will be out of the development stage in 2002.

NOTE 2 - BASIS OF PRESENTATION

The unaudited financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments
(consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the three months ended
March 31, 2001 and 2000 and cumulative since inception (January 20, 2000 through March 31, 2001) are not necessarily indicative of the results that may be expected for the fiscal years ended December 31, 2000. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim consolidated financial statements. For further information, the statements should be read in conjunction with the financial statements for the year ended
December 31, 2000 and notes thereto included herein.

Start-up and organization costs are recorded in accordance with the provisions of Statement of Position 98-5, "Reporting Costs of Start-up Activities" ("SOP
98-5").  SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred.

SHADOWS BEND DEVELOPMENT, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2001

(Unaudited)

NOTE 2 - BASIS OF PRESENTATION (con't)

     The Company adopted Financial Accounting Standards  (SFAS) No.  128,
"Earnings Per Share," which simplifies the computation of earnings per share requiring the restatement of all prior periods. Basic earnings per share are computed on the basis of the weighted average number of common shares outstanding during each year. Diluted earnings per share are computed on the basis of the weighted average number of common shares and dilutive securities outstanding.  Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

NOTE 3 - COMMITMENTS AND CONTINGENCIES

     The Company, from time to time, may be subject to legal proceedings and claims that arise in the ordinary course of its business. Currently, the
Company is not subject to any legal proceedings or other claims.

CLYDE BAILEY P.C.

Certified Public Accountant
10924 Vance Jackson #404
San Antonio, Texas 78230

(210) 699-1287(ofc.)
(888) 699-1287 ¨ (210) 691-2911 (fax)

Member:
American Institute of CPA's
Texas Society of CPA's
Board of Directors

Shadows Bend Development, Inc.
(formerly Silver Beaver Mining Company, Inc.)

INDEPENDENT AUDITOR'S REPORT

I have audited the accompanying balance sheet of Shadows Bend Development,
Inc. (formerly Silver Beaver Mining Company, Inc.) (Company), a Development
Stage Enterprise, as of December 31, 2000 and the related statement of operations, statement of stockholders' equity, and the statement of cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards.
Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December
31, 2000 and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles

The Company is a development stage enterprise, as defined in Financial
Accounting Standards Board No. 7. The Company is devoting all of its present efforts in securing and establishing a new business, and its planned principal operations have not commenced, and, accordingly, no revenue has been derived during the organizational period.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has no viable operations to date and little or no tangible assets that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Clyde Bailey P.C.
    San Antonio, Texas
    January 22, 2001

SHADOWS BEND DEVELOPMENT INC.
(formerly Silver Beaver Mining Company, Inc.)
(A Development Stage Enterprise)
Consolidated Balance Sheet
As of December 31, 2000

A S S E T S

Current Assets
     Cash                                                    $1,051
                                                           --------
               Total Current Assets                           1,051
Fixed Assets
     Land                                                 1,050,000
                                                           --------
               Total Fixed Assets                         1,050,000

               Total Assets                              $1,051,051
                                                           ========
L I A B I L I T I E S

Current Liabilities
     Accounts Payable                                        71,043
     Accrued Interest                                         9,333
                                                           --------
               Total Current Liabilities                     80,376

Long-Term Liabilities
     Notes Payable                                          300,000
                                                           --------
               Total Long-Term Liabilities                  300,000
                                                           --------
               Total Liabilities                            380,376

Commitments and Contingencies                                     -

S T O C K H O L D E R S '    E Q U I T Y

Common Stock                                                 10,021

Additional Paid-in-Capital                                1,047,179
Deferred Interest Payable                                    (6,000)
Accumulated deficit during
 the development stage                                     (380,525)
                                                           --------
               Total Stockholders' Equity (Deficit)         670,675
                                                           --------
               Total Liabilities and Stockholders'
                Equity                                   $1,051,051
                                                           ========

SHADOWS BEND DEVELOPMENT INC.
(formerly Silver Beaver Mining Company, Inc.)
(A Development Stage Enterprise)
Consolidated Statements of Operations

                                             For the           From 1/20/00
                                             Year Ended        (Inception)
                                             December 31        to Dec 31
Revenues:                                        2000              2000

     Revenues                                    $-                 $-
                                           ---------              --------
          Total Revenues                          -                  -

Expenses:
     Interest Expense                          9,333                 9,333
     Organizational Expenses                  84,973                84,973
          Operating Expenses                   1,219                 1,219
                                           ---------              --------
          Total Expenses                      95,525                95,525

          Net loss from Operations          $(95,525)             $(95,525)

Provision for Income Taxes:

     Income Tax Benefit                           -

          Net Income (Loss)                 $(95,525)             $(95,525)
                                           =========              ========

Basic and Diluted Earnings Per Common Share    (0.03)                (0.03)
                                           ---------              --------
Weighted Average number of Common Shares   3,110,198             3,110,198
 used in per share calculations            =========              ========

SHADOWS BEND DEVELOPMENT INC.
(formerly Silver Beaver Mining Company, Inc,)
(A Development Stage Enterprise)
Consolidated Statements of Cash Flows

                                              For the           From 1/20/00
                                              Year Ended        (Inception)
                                              December 31        to Dec 31
Cash Flows from Operating Activities:             2000              2000

     Net Income (Loss)                         $(95,525)         $(95,525)

     Changes in operating assets and
liabilities:
               Accounts Payable                  71,043            71,043
               Accrued Interest                   9,333             9,333
                                              ---------          --------
               Total Adjustments                 80,376            80,376
                                              ---------          --------
Net Cash Used in Operating Activities          $(15,149)         $(15,149)

Cash Flows from Investing Activities:

                Capital Expenditures                -                 -
                                              ---------          --------
Net Cash Used in Investing Activities              $-                $-
                                              ---------          --------

Cash Flows from Financing
Activities:

     Note Payable                               300,000           300,000
     Finder's Fee                              (285,000)         (285,000)
     Common Stock                                 1,200             1,200
                                              ---------          --------
Net Cash Provided for Financing Activities      $16,200           $16,200
                                              ---------          --------
Net Increase (Decrease) in Cash                  $1,051            $1,051

Cash Balance,  Begin Period                         -                 -
                                              ---------          --------
Cash Balance,  End Period                        $1,051            $1,051
                                              =========          ========

Supplemental Disclosures:
     Cash Paid for interest                         -                 -
     Cash Paid for income taxes                     -                 -
     Stock Issued for Interest                   20,000               -

SHADOWS BEND DEVELOPMENT, INC.
(formerly Silver Beaver Mining Company, Inc.)
(A Development Stage Enterprise)
Consolidated Statements of  Stockholders' Equity
As of December 31, 2000

                                                                                     Accumulated
                                                                                     Deficit
                                                        $0.001         Paid-In       During the           Stockholders'
                                             Shares     Par Value      Capital       Development Stage    Equity

Balance, January 20, 2000                      -           $-          $-               $-                  $-
      9/29/00
Effect of Recapitalization of Subsidiary   5,659,174       5,659        (4,460)                             1,200

      9/29/00
Payment of Finder's Fee                                                              (285,000)           (285,000)

      9/29/00
Acquisition of Diamond Holdings, LLC       3,528,000       3,528      1,046,472                         1,050,000

      10/13/00
Issuance of shares to former Silver          813,404         813           (813)                                0
Beaver Mining shareholders in
exchange for assets

      12/05/00                                20,000          20          5,980                             6,000
Firm Commitment to issue shares for
Note Payable to Three Oaks Manor

Net Income  (Loss)                             -             -           -             (95,525)           (95,525)

                                          ----------     --------     ---------       --------            -------
Balance, December 31, 2000                10,020,578       10,021     1,047,179      $(380,525)           676,675
                                          ==========     ========     =========       ========            =======

SHADOWS BEND DEVELOPMENT, INC.
(formerly Silver Beaver Mining Company Inc.)
Notes to Financial Statements

NOTE 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Shadows Bend Development, Inc. ("the Company") was incorporated under the laws of the State of Louisiana on January 20, 2000, for the purpose to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of Louisiana. The Company entered into an Agreement and
Plan of Reorganization with Shadows Bend Development, Inc. (formerly Silver
Beaver Mining Company, Inc.) on August 4, 2000. The Company has a total of
50,000,000 authorized common shares with a par value of $.001 per share and with 10,000,578 shares issued and outstanding as of December 31, 2000.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Shadows Bend Development, Inc., a Louisiana
Corporation "Shadows Bend LA". All significant intercompany transactions have been eliminated in consolidation.

Development Stage Enterprise

The Company is a development stage enterprise, as defined in Financial
Accounting Standards Board No. 7. The Company is devoting all of its present efforts in securing and establishing a new business, and its planned principal operations have not commenced, and, accordingly, no revenue has been derived during the organizational period.

Organization Costs

Start-up and organization costs are recorded in accordance with the provisions of Statement of Position 98-5, "Reporting Costs of Start-up Activities" ("SOP
98-5").  SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred.

Federal Income Tax

The Company has adopted the provisions of Financial Accounting Standards Board
Statement No. 109, Accounting for Income Taxes. The Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards
Board Statement No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to calculating deferred income taxes.  The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

Accounting Method

The Company's financial statements are prepared using the
accrual method of accounting. Revenues will be recognized when earned and expenses when incurred. Fixed assets are stated at cost. Depreciation and amortization using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

SHADOWS BEND DEVELOPMENT, INC.
(formerly Silver Beaver Mining Company Inc.)
Notes to Financial Statements

NOTE 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CON'T)

Fair Value of Financial Instruments

The carrying value of financial instruments including marketable securities, notes and loans receivables, accounts payable and notes payable approximate their fair values at December 31, 2000.

Long-Lived Assets

Statement of Financial Accounting Standards No. 121 "Accounting for Impairment
of Long-Lived Assets to be Disposed of " requires, among other things, impairment loss of assets to be held and gains or losses from assets that are expected to be disposed of be included as a component of income from continuing operations before taxes on income. The Company has not identified any such impairment losses to date

     Earnings per Common Share

The Company adopted Financial Accounting Standards  (SFAS) No.  128,
"Earnings Per Share," which simplifies the computation of earnings per share requiring the restatement of all prior periods.

Basic earnings per share are computed on the basis of the weighted average number of common shares outstanding during each year.

Comprehensive Income

Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting
Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures,
SFAS No.130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any assets requiring disclosure of comprehensive income.

Segments of an Enterprise and Related Information

Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about
Segments of an Enterprise and Related Information, supersedes SFAS No. 14,
"Financial Reporting for Segments of a Business Enterprise." SFAS 131
establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public.  It also establishes standards for disclosures regarding products and services, geographic areas and major customers.  SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has evaluated this SFAS and does not believe it is applicable at this time.

Employers' Disclosure about Pensions and Other Postretirement Benefits

Statement of Financial Accounting Standards (SFAS) 132, "Employers' Disclosure
about Pensions and Other Postretirement Benefits," revises standards for disclosures regarding pensions and other postretirement benefits. It also requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. This statement does not change the measurement or recognition of the pension and other postretirement plans. The financial statements are unaffected by implementation of this new standard.

SHADOWS BEND DEVELOPMENT, INC.
(formerly Silver Beaver Mining Company Inc.)
Notes to Financial Statements

NOTE 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CON'T)

Accounting for Derivative Instruments and Hedging Activities

Statement of Financial Accounting Standards (SFAS) 133, "Accounting for
Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for sale security, or a foreign-currency-denominated forecasted transaction. Because the Company has no derivatives, this accounting pronouncement has no effect on the Company's financial statements.

NOTE 2 - RECAPITALIZATION

On September 29, 2000, the Company entered into a reorganization agreement with Shadows Bend LA. At the time of the reorganization the Company was an inactive entity with no significant assets or liabilities. On September 29,
2000, the Company acquired all of the outstanding stock of the subsidiary by issuing 9,187,174 shares of its common stock for all of the outstanding shares of Shadows Bend LA which made it a wholly owned subsidiary. The acquisition was accounted for as a recapitalization of the subsidiary as the shareholders of the subsidiary controlled the combined Company after the acquisition.

NOTE 3  -  COMMON STOCK

SHADOWS BEND DEVELOPMENT, INC.
(formerly Silver Beaver Mining Company Inc.)
Notes to Financial Statements

The Company entered into an Agreement and Plan of Reorganization with an effective date of September 29, 2000 with Shadows Bend Development Inc.
("Silver Beaver" a Nevada Corporation) to exchange 9,187,174 shares of its common stock for a like number of shares of the Company.

Also, the Company entered into an agreement with Diamond Holdings, LLC. To exchange 3,528,000 shares of its common stock in exchange for a five acre tract of land in Baton Rouge Louisiana to be used for a Alzheimer Treatment and Home Health Center.

NOTE 4  -  RELATED PARTIES

Accounts Payable in the amount of $41,954 to Trace Resources LLC., which is wholly owned by Michael Sciacchetano, majority shareholder and President.

NOTE 5  -  NOTES PAYABLE

In April of 2000, a note payable was executed in the amount of $150,000 to an individual and shareholder for funds to acquire future acquisitions by the
Subsidiary. In December 2000, a payment of $50,000 was made against the principle balance leaving a balance of $100,000. The note matures in January
2003 and the Company has the option to issue shares of stock can be issued to cover interest at maturity.

In December of 2000, a note payable was executed in the amount of $50,000 to
Three Oaks Manor Inc., an entity controlled by Michael Sciacchetano, an officer, director, and principal shareholder of the Company.  The note matures in January 2003 and carries a service fee of $10,000 and 20,000 shares of stock paid and issued at maturity. The 20,000 shares of stock has been valued at $.30 and recorded as deferred interest payable in the balance sheet.

In November of 2000, a note payable was executed in the amount of $150,000 to
Thomas Normile, a less than 5% shareholder. The note matures in January 2003 and carries a service fee of $15,000 due at maturity. The note is secured with an unrelated tract of land.

The first two notes are unsecured and interest has been accrued at the rate of
8% per annum. The service fees on the notes are being accounted for in the form of accrued interest at the rate of 8% per annum. A total of $9,333 has been accrued as of December 31, 2000. The requirement to issue common stock will be accounted for at the maturity of the notes as a reduction of the accrued interest.

NOTE 6  -  GOING CONCERN

The Company has had little or no operations to date, has little or no tangible assets or financial resources, and incurred losses since inception. These losses and lack of operations raise substantial doubt about the Company's ability to continue as a going concern. Management has plans to start management operations of a center within 12 months. Management reponse to the going concern disclosure is as follows:

"We presently do not have funds to commence construction of the initial facility.  We are currently negotiating for the financing of the initial and up to two additional facilities.  However, we have not entered into any binding arrangements or agreements to secure this funding.  There is no assurance that we will be able to secure the funding, or that if the funding is made available to us, that we would be able to obtain it at rates and upon terms which would be adequate to commence construction and operations.

     We also plan to establish a trading market for our outstanding stock.  If we are able to accomplish this, of which there is no assurance, we may seek equity funding for the first or future facilities through the sale of our stock in either public or non-public offerings.  We have contacted a potential underwriter for this funding for the initial and up to two additional facilities, but have not entered into any agreements or arrangements to offer and sell our shares in these types of offerings.

     If we are unable to secure funding through an equity offering for our first facility in Baton Rouge, Louisiana, we believe we would be able to secure conventional financing through a lending institution.  We believe HUD financing would provide up to 90% of the construction and operating costs for approximately eight months.  Conventional financing would provide up to 80% of the construction costs and approximately twelve months of operating funds.
We
believe we could secure the balance of the funds necessary for the construction and operating costs from the liquidation of the balance of our undeveloped real property not required for the first facility.

     If we are able to secure funding for our first facility, we anticipate hiring approximately 25 employees to staff the facility.  For each additional facility we are able to construct, we anticipate hiring a similar number of new employees.

     If we are unable to secure funding from any source, we will not be able to commence our principal operations."

Management believes that they have sufficient resources to finances its operations during the next twelve months with cash advances from the principle shareholder and director, Mike Sciacchetano. Mr Saciacchetano has agreed to advance the Company up to $10,000 on a one year note to fund the necessary operations.

SHADOWS BEND DEVELOPMENT, INC.
(formerly Silver Beaver Mining Company Inc.)
Notes to Financial Statements

NOTE 7 - FORGIVENESS OF DEBT

A former officer of the Idaho Corporation had advanced to the Company $3,300.
Concurrent with the merger with the Nevada Corporation he accepted the mining claims at book value as partial payment and forgave the remaining $3,000 owed him by the Company.

NOTE 8 - LAND

On July 3, 2000, the Company acquired the 100% interest in Diamond Holding
LLC, which owns a six-acre tract of land in Baton Rouge Louisiana. The land will be used for an Alzheimer Treatment and Home Health Center.  The land has been appraised at over $1,050,000 and is recorded at the appraised value even though the land was acquired be a related party. (a shareholder holding 35% of the shares). Management has elected to value the land at appraised value because the historical cost is not reasonably available and they believe that valuing the land at historical cost cannot be justified by the former holders of the land. It is of Management's opinion that the land was recorded at its fair value.  .  Although the there was a mortgage on the land when it was originally conveyed to the Company, a cancellation of mortgage was filed with the Clerk of Court and Recorder in Baton Rouge Louisiana on November 10, 2000.

NOTE 9 - INCOME TAXES

Deferred income taxes arise from temporary differences resulting from the
Company's subsidiary utilizing the cash basis of accounting for tax purposes and the accrual basis for financial reporting purposes.  Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate.  Deferred taxes arising from timing differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the timing differences are expected to reverse. The Company's previous principal temporary differences relate to revenue and expenses accrued for financial purposes, which are not taxable for financial reporting purposes. The
Company's material temporary differences consist of bad debt expense recorded in the financial statements that is not deductible for tax purposes and differences in the depreciation expense calculated for financial statement purposes and tax purposes.

The Company has incurred losses that can be carried forward to offset future earnings if conditions of the Internal Revenue Code are met.  Due to the uncertainty as to the utilization of net operating loss carry-forwards an evaluation allowance has been made to the extent of any tax benefit that net operating losses may generate.

A total of $5,961 in net operating loss is available to be carried over to future years and will expire in 2018 and 2019.

Note 10 - Organization Costs and Finder's Fee
As a result of the closing of the reorganization agreement, old management resigned in favor of the current directors and officers who were designated by the Louisiana corporation.  In connection with the transaction, the Louisiana corporation paid a finder's fee of $150,000 to
Milagro Holdings, Inc., an entity controlled by Howard M. Oveson, a principal shareholder of the publicly held company prior to closing, and a finder's fee of $100,000 to Spectrum Financial, Inc. This finder's fee has been shown as a reduction to shareholder's equity because it relates the the old Company.

In addition to the finders fee, the Company incurred $84,973 in organization costs in the form of feasibility studies, legal fees, and engineering studies associated with the land development

NOTE 10  -  SUBSEQUENT EVENTS

There were no other material subsequent events that have occurred since the balance sheet date that warrants disclosure in these financial statements.

[OUTSIDE BACK COVER]

     Until _____, 2001, (ninety days after the date of this prospectus) all dealers that effect transactions in these securities may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 1.     Indemnification of Directors and Officers

     Nevada law expressly authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons' conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful.  Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding.  In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements.  In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification.  Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.

     Article VI of our bylaws provides that we shall indemnify our directors, officers, agents and other persons to the full extent permitted by the laws of the State of Nevada.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 2.     Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the offering described in the registration statement:

     Registration Fee                              $138
     Blue Sky Fees                                 $500
     Accounting Fees and Expenses                  $7,500
     Legal Fees and Expenses                       $22,000
     Edgarizing and Printing                       $2,000
     Transfer Agent Fees                           $300
     Miscellaneous                                 $3,012
          Total Expenses                           $35,000

     Howard M. Oveson, one of the selling security holders has agreed to pay the legal fees, state and federal registration fees, the edgarizing and printing costs, and the transfer agent fees.

Item 3.     Undertakings

(a)     The Company hereby undertakes that it will:

     (1)     File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii)
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2)     For the purpose of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

     (3)     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)     Insofar as indemnification for liabilities arising under the
Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding)
is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)The Company will:

     (1)     For determining any liability under the Act, treat the
information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the Company under Rule 424(b) (1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (2)     For any liability under the 1933 Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

Item 4.     Unregistered Securities Issued or Sold Within Three Years

     In April 1998 we issued 51,942 shares of common stock to Howard M.
Oveson, one of the selling stockholders in this offering and a shareholder owning in excess of 5% of the outstanding stock.  These shares were issue in consideration of services rendered by Mr. Oveson in gathering and organizing the books and records of the company prior to April 1998.  At such time the company had no cash to pay for such services.  Such securities were issued without registration under the Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof as a transaction by an issuer not involving any public offering.  Such investor delivered appropriate investment representations to the Company with respect to such transaction and consented to the imposition of restrictive legends upon the certificate evidencing such securities.  No underwriting discounts or commissions were paid in connection with such issuance.  Also, no general solicitation or general advertising was used to market the securities.  The investor was provided with information normally provided in a prospectus.
Management believes that at the time of the issuance Mr. Oveson was an accredited investor as defined in Rule 501(a) of Regulation D.

     In August 1998 we issued 500,000 shares of common stock to Milagro
Holdings, Inc., a corporation controlled by Howard M. Oveson, one of the selling stockholders in this offering and a shareholder owning in excess of 5%
of the outstanding stock.  These shares were issued in consideration of settlement in full of cash advances to the company by this entity in the amount of $5,643.  Such securities were issued without registration under the
Act by reason of the exemption from registration afforded by the provisions of
Section 4(2) thereof as a transaction by an issuer not involving any public offering.  Such investor delivered appropriate investment representations to the Company with respect to such transaction and consented to the imposition of restrictive legends upon the certificate evidencing such securities.  No underwriting discounts or commissions were paid in connection with such issuance.  Also, no general solicitation or general advertising was used to market the securities.  The investor was provided with information normally provided in a prospectus.  Management believes that at the time of the issuance Milagro Holdings, Inc. was an accredited investor as defined in Rule
501(a) of Regulation D.

     In October 2000, the Company issued 9,187,174 shares of common stock of the Company to the four shareholders of the Louisiana corporation.  The shares were issued in a reverse acquisition transaction between the Company and the
Louisiana corporation, in which such shareholders exchanged all of their shares for the shares of the Company.  Such securities were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, and Rule 506, as transactions by an issuer not involving any public offering.  Of the total shareholders of the Louisiana corporation, management reasonably believes that one was accredited and three were non-accredited as defined in Rule 501(a) of
Regulation D.  Each of the shareholders of the Louisiana corporation delivered appropriate investment representations to the Company with respect to such transaction and consented to the imposition of restrictive legends upon the certificates evidencing such securities.  No underwriting discounts or commissions were paid in connection with such issuance.  Each of the shareholders of the Louisiana corporation was provided with information normally provided in a prospectus.  In addition, the company made the determination that each non-accredited shareholder was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.  A Form D was filed on or about October
27, 2000.

     In November 2000 we borrowed $150,000 from Thomas H. Normile, one of our shareholders, and issued a promissory note to the lender.  The note is non-interest bearing, but includes a service fee of $15,000.  The principal amount and service fee are due on or before January 2, 2003.  Such note was issued without registration under the Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof as transactions by an issuer not involving any public offering.  No form of general solicitation was used in connection with such issuance.  No underwriting discounts or commissions were paid in connection with such issuance.  The Company believed that this investor was an accredited investor as defined in Regulation D at the time of the loan.

     In December 2000 we borrowed $50,000 from Three Oaks Manor, Inc., an entity controlled by Michael Sciacchetano, an officer, director, and principal shareholder of the Company, and issued a promissory note to the lender.  The note is non-interest bearing, but includes a service fee of $10,000.  In addition we have agreed to issue 20,000 shares to the lender.  The principal amount of the loan, the service fee, and the stock are due on or before
January 2, 2003.  Such note was issued without registration under the Act by reason of the exemption from registration afforded by the provisions of
Section 4(2) thereof as transactions by an issuer not involving any public offering.  No form of general solicitation was used in connection with such issuance.  No underwriting discounts or commissions were paid in connection with such issuance.  The Company believed that this investor was an accredited investor as defined in Regulation D at the time of the loan.

Item 5.     Exhibits

     The exhibits set forth in the following index of exhibits are filed as a part of this registration statement.

     Exhibit No.     Description of ExhibitLocation

     2.1               Reorganization agreement dated August 4, 2000          (1)
     3.1               Articles of Incorporation filed June 2, 1998           (1)
     3.2               Articles of Merger filed June 30, 1998                 (1)
     3.3               Plan and Agreement of Merger dated June 11, 1998       (1)
     3.4               Certificate of Amendment filed October 15, 1999        (1)
     3.5               Certificate of Amendment filed June 2, 2000            (1)
     3.6               By-Laws of the Company currently in effect             (1)
     4.1               Form of Common Stock Certificate                       (1)
     5.1               Opinion re Legality                                    (1)
     10.1              $150,000 promissory note payable to Randal A. Gomez,
                         with extensions                                      (1)
     10.2              Exchange of Shares to purchase real property dated
                         July 21, 2000                                        (1)
     10.3              Act of Cash Sale dated July 21, 2000                   (1)
     10.4              Office lease                                           (1)
     10.5              $50,000 promissory note dated December 4, 2000,
                         payable to Three Oaks Manor, Inc.                    Attached
     10.6              $150,000 promissory note dated November 9, 2000,
                         payable to Thomas H. Normile                         Attached
     21.1              List of subsidiaries                                   (1)
     23.1              Consent of Clyde Bailey P.C.                           Attached
     23.2              Consent of Ronald N. Vance (contained in
                         Exhibit 5.1 above)

     (1) Filed  with the Securities and Exchange Commission on February 22,
2001, as an exhibit with our original filing of a registration statement on
Form SB-2 (SEC File No. 333-56046).

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned in the city of Baton Rouge, State of Louisiana, on the 13th day of June 2001.

                              Shadows Bend Development, Inc.

                              By: /s/ Michael Sciacchetano
                                      Michael Sciacchetano, President and
                                      Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Date: June 13, 2001               /s/ Michael Sciacchetano
                                      Michael Sciacchetano, Director

Date: June 13, 2001               /s/ Michael E. Geissler
                                      Michael E. Geissler, Director

Date: June 13, 2001               /s/ Alvin J. Gautreaux
                                      Alvin J. Gautreaux, Jr., Director